EXHIBIT 99.1





            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 11-K


          [X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934


               For the fiscal year ended December 31, 1996

                                   OR

           [ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


  For the transition period from                   to



                       Commission File No. 1-4778


  A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
           OF TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES



  B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                         TALLEY INDUSTRIES, INC.

                         2702 North 44th Street
                         Phoenix, Arizona 85008

                             TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES


        INDEX OF FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES




                                                                    Pages

 Report of Independent Accountants                                   F-1


 Financial Statements:

   Statement of Financial Condition -  December 31, 1996 and 1995    F-2

   Statement of Income and Changes in Plan Equity - For the years
     ended December 31, 1996, 1995 and 1994                          F-3

   Notes to Financial Statements                                     F-4


 Schedules:

   Schedules I, II and III have been omitted because the required information is shown in the financial statements.

 Exhibits:

   None

                    Report of Independent Accountants





 To the Participants and Administrator
 of Talley Savings Plus, The Employee
 Stock Purchase Plan of Talley
 Industries, Inc. and Affiliated Companies


 In our opinion, the accompanying statement of financial condition and the related statement of income and changes in plan equity present fairly, in all material respects, the financial condition of Talley Savings Plus, The Employee Stock Purchase Plan of Talley Industries, Inc. and Affiliated Companies at December 31, 1996 and 1995, and the changes in its plan equity for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based upon our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.









 PRICE WATERHOUSE LLP

 Phoenix, Arizona
 February 21, 1997

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES

                    STATEMENT OF FINANCIAL CONDITION



                                                        December 31,
                                                 -------------------------
Assets                                               1996          1995
------                                           -----------   -----------
   Investments, at market:

     Common Stock of Talley Industries, Inc. -
  1,833,981 shares and 770,193 shares
  (cost $12,879,759 and $5,641,754) in
  1996 and 1995, respectively                    $13,525,610   $ 6,642,915

     Series B Preferred Stock of Talley
  Industries, Inc. - 0 and 406,394
  shares (cost $-0- and $6,787,001)
      in 1996 and 1995, respectively                   -         6,603,903

     Money market fund and cash                       73,130       182,095
 Receivables from Talley Industries, Inc.
  and Affiliated Companies:
  Employee contributions                              17,539        35,689
  Employer contributions                               8,765        17,841

   Interest receivable                                   586           965
                                                 -----------   -----------
       Total assets                               13,625,630    13,483,408
                                                 -----------   -----------

 Liabilities
 -----------
Forfeiture payable                                    27,859        21,020
                                                 -----------   -----------
       Total liabilities                              27,859        21,020
                                                 -----------   -----------

 Plan equity                                     $13,597,771   $13,462,388
                                                 ===========   ===========


 The accompanying notes are an integral part of the financial statements.

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES

             STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY



                                             Years Ended December 31,
                                   -----------------------------------------
 Additions:                           1996           1995           1994
 ---------                         -----------    -----------   ------------
   Interest income                 $     6,877    $     8,819   $      3,751
   Realized gains                      -                9,094         45,519
   Unrealized appreciation
     (depreciation) in market
     value of investments             (172,210)     2,038,018      2,213,402

   Contributions:
     Employee                        1,068,497        972,427        940,921

     Employer                          534,947        498,772        712,901
                                   -----------    -----------   ------------
                                     1,438,111      3,527,130      3,916,494

 Deductions:

   Withdrawals and terminations      1,295,889      1,622,820      2,057,728

   Forfeitures                           6,839          8,367         18,350

   Interest expense                     -               -             15,556
                                   -----------    -----------    -----------
                                     1,302,728      1,631,187      2,091,634
                                   -----------    -----------    -----------
       Net increase                    135,383      1,895,943      1,824,860

 Plan equity:
 -----------
   Beginning of year                13,462,388     11,566,445      9,741,585
                                   -----------    -----------    -----------
   End of year                     $13,597,771    $13,462,388    $11,566,445





 The accompanying notes are an integral part of the financial statements.

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES


                      NOTES TO FINANCIAL STATEMENTS



 Significant Accounting Policies
 -------------------------------

 The accounts of the Plan are maintained on an accrual basis. Assets of the Plan are valued at current value. Securities are valued in an active market at the last reported sales price on the last business day of the year. Benefits are recorded when paid.

 Description of Plan
 -------------------

 The following brief description of the Talley Savings Plus Plan is provided for general information purposes only. Reference should be made to the Plan agreement for more complete information.

   General    - Talley Savings Plus is an employee stock purchase plan
                adopted January 1, 1984 for the employees of Talley Industries, Inc.(the Company) and Affiliated Companies. The Plan is classified as a "defined contribution plan", an "individual account plan" and an "employee pension benefit plan" under the Employee Retirement Income Security Act of 1974 (ERISA). A participant's benefits at any time depend on the amount credited to his/her individual account and accordingly the Company, the Committee and the Trustee do not guarantee any level of benefits.

   Eligibility- Employees eligible to participate under the Plan are those who have attained the age of twenty-one (21) years, have completed one (1) "year of continuous service" as defined in the Plan, and are not covered under a collective bargaining agreement.
   Employee
 Contributions- Each  eligible  employee who  elects to  participate may contribute, out of amounts he or she would otherwise receive in cash, 1% to 5% of his or her pretax compensation from the Company to the Plan's trust fund.
    Employer
 Contributions- For so long as the Plan is in effect, the Company will contribute property having a value equal to 50% of employee contributions. Under the terms of the Plan, the Company may contribute Common stock, Series B $1.00 Cumulative Convertible Preferred stock, cash or other property. The Company made additional contributions to the Plan of .5% of the aggregate compensation of those employees who were participants in the payroll stock

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES

                NOTES TO FINANCIAL STATEMENTS (Continued)



   Employer
 Contributions- ownership plan (PAYSOP) prior to the Tax Reform Act of 1986,
  (Cont.) which repealed the PAYSOP provision in the tax code. In its sole discretion, the Company may make a contribution to the Plan in such amount as it may determine, from time to time. Such contributions may be made without regard to the existence of profits. The Company's discretionary contribution is allocated based on the relationship of the Company contribution account balances of participants eligible for discretionary contribution to Company contribution account balances for all participants.
                The Company contributions for the match of 50% of the employee contributions, and for the discretionary contribution, were $534,247 and $700, respectively, in 1996, $486,227 and $12,545, respectively, in 1995, and $471,297 and $241,604, respectively, in 1994.

 Investment
  Program     - Amounts contributed at an employee's direction, along with all contributions made by the Company other than PAYSOP contributions, are invested in one fund consisting of shares of Common stock and Series B Preferred stock of the Company and a money market fund. PAYSOP contributions are invested solely in Common stock of the Company. Investment earnings or losses are allocated monthly based on beginning of month balances of the respective participant's accounts. During 1994, 33,405 unallocated shares, which collateralized a note payable, were released and allocated to participant accounts as principal payments were made on the loan collateralized by such shares. The note payable was paid off in 1994.

                During the years ended December 31, 1996, 1995 and 1994, the Plan sold -0- shares, 14,900 shares and 60,863 shares, respectively, of Common stock for proceeds of $-0-, $116,214 and $467,708, respectively. There were distributions of stock to participants, related to withdrawals and terminations, valued at $187,698, $331,191 and $560,687 for 1996, 1995 and
                1994, respectively.

                In April 1996, pursuant to a conversion offer from the Company, all of the Preferred B stock in the Plan were converted into Common stock. At the time of the conversion, 408,394 shares of the Preferred B stock were converted on the basis of 2.5 shares of Common stock for each share of Preferred B stock for a total of 1,020,985 shares of Common stock. Under the original terms, each share of Series B Preferred stock was convertible into

                            TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES


                NOTES TO FINANCIAL STATEMENTS (Continued)


                1.31 shares of Common Stock. The conversion automatically extinguished all unpaid dividends on the Series B Preferred stock of $5 per share.

 Vesting      - Each participant will at all times be fully vested as
                to all amounts credited or allowable to him under the participant's own employee contribution account and the Company PAYSOP account. Company matching contributions will vest 20% per year of service until fully vested; however, such contributions will be fully vested upon termination by death, disability or retirement, upon attainment of age 65 or upon termination of the Plan or complete discontinuance of Company matching contributions. Non-vested Company contributions will be forfeited upon termination of employment with the Company. Amounts allowable as forfeitures will be applied to Plan expenses.

 Distributions- Upon the death, disability, retirement or other separation from employment of a participant, distribution of all vested amounts credited to such participant will be made in a lump sum. All such distributions will be in cash or Company Common stock or Series B Preferred stock at the discretion of the Committee, except the participant may request that distribution from his accounts be made in Common stock or Series B Preferred stock of the Company, in which event distribution from the accounts will be made in such stock.

                The Plan also allows participants who have reached age 55 and have been in the Plan 10 or more years to diversify the investment of their accounts.
                Participants can elect to take a partial cash distribution each year, for a maximum of 6 years, from the Plan and put it into a qualified Individual
                Retirement Account.

 Expenses     - Commissions and trustee fees and other administrative
                expenses are paid by the Company to the extent not paid by forfeitures. Excess forfeitures become a liability of the Plan and are used to offset future Plan expenses. The Company has also contributed amounts to the plan to pay the interest expense on the note payable.

 Participants - At December 31, 1996 there were 866 participants with account balances in the Plan.

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES

                NOTES TO FINANCIAL STATEMENTS (Continued)

Income Tax Status
 -----------------
 Talley Industries, Inc. has received a ruling dated December 6, 1996 from the Internal Revenue Service substantiating that the Plan qualifies under Section 401 of the Internal Revenue Code of 1986. The Company restated the plan documents effective January 1, 1994 to comply with the Tax Reform Act of 1986, subsequent legislation and applicable regulations. A plan that qualifies is exempt from Federal Income Tax, and amounts contributed are not taxed to the employee until a distribution from the Plan is received. If a former employee receives a full distribution of his or her Plan accounts due to his or her termination of employment with the Company, he or she will realize taxable income in an amount by which the value of his or her distribution exceeds the amount of his or her own undistributed contributions that have previously been taxed. Under federal laws effective beginning in 1993, the Company is required to withhold 20% of each distribution a participant receives unless the distribution is transferred directly into an IRA or a qualified plan, or unless the distribution is specifically exempted by the law.

 In addition to the foregoing tax consequences, special rules are applicable if the distribution to the employee includes shares of Common stock. If the employee receives a lump sum distribution of the entire vested amount of his or her accounts in a single taxable year due to separation from employment, and the distribution includes shares of Common stock, the difference between the fair market value of the stock distributed and its cost to the Trustee (the "net unrealized appreciation"),if the fair market value is greater than such cost, is not recognized for tax purposes at the time of distribution. Only the aggregate cost of the distributed stock to the Trustee is includable in the employee's gross income at the time of distribution. When the employee disposes of the stock in a subsequent sale or taxable transfer, any excess of the amount realized by such recipient over the costs of such stock to the Trustee will constitute and be taxed as a capital gain.

 Reconciliation of Financial Statements to the Annual Return/Report of
 ---------------------------------------------------------------------
 Employee Benefit Plan (Internal Revenue Service Form 5500)
 ----------------------------------------------------------

The following is a reconciliation of net assets available for benefits per the financial statements and the net assets available per the Form 5500:

                                                           December 31,
                                                        1996          1995
Net assets available for benefits per the          -----------    -----------
  financial statements                             $13,597,771    $13,462,388
Amounts allocated to withdrawing participants          (14,393)       (60,108)
                                                    -----------    -----------
Net assets available for benefits per the Form 5500
                                                    $13,583,378    $13,402,280
                                                    ===========    ===========

                           TALLEY SAVINGS PLUS
                    THE EMPLOYEE STOCK PURCHASE PLAN
                                   OF
            TALLEY INDUSTRIES, INC. AND AFFILIATED COMPANIES


                NOTES TO FINANCIAL STATEMENTS (Continued)




 The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:


                                                    Year Ended
                                                 December 31, 1996
                                                 -----------------
 Benefits paid to participants
   per the financial statements                      $1,295,889
 Amounts allocated to withdrawing
   participants at December 31, 1996                     14,393
 Amounts allocated to withdrawing
   participants at December 31, 1995                    (60,108)
 Benefits paid to participants per                   ----------
   the Form 5500                                     $1,250,174
                                                     ==========

 Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year end, but not yet paid.

 Reclassification
 ----------------
 Certain prior year amounts have been reclassified to conform to current year presentation.

 Note Payable
 ------------
 Pursuant to a 1986 amendment to the Plan which gives the Administration Committee authority to direct the trustee to borrow funds to purchase Company securities, a promissory note for $2,000,000 was executed on April 17, 1989. This note payable was paid off in 1994.